Exhibit 99.1

LKQ CORPORATION ANNOUNCES RECORD RESULTS FOR SECOND QUARTER 2013

•	Revenue growth of 24% to a record $1.25 billion

•	Organic revenue growth for parts and services of 13.1%

•	Second quarter 2013 diluted EPS of $0.25

•	Annual guidance updated

Chicago, IL (August 1, 2013) - LKQ Corporation (Nasdaq:LKQ) today reported record revenue for the second quarter of 2013 of $1.25 billion, an increase of 24.4% as compared to $1.01 billion in the second quarter of 2012. Net income for the second quarter of 2013 was $76 million, an increase of 18.3% as compared to $64 million for the same period of 2012. Diluted earnings per share of $0.25 for the second quarter ended June 30, 2013 increased 19.0% from $0.21 for the second quarter of 2012. The Company noted that the second quarter of 2013 and 2012 diluted earnings per share included losses totaling $0.01 per share resulting from restructuring and acquisition related expenses, the change in fair value of contingent consideration liabilities, and, in 2013 only, a loss on debt extinguishment. Earnings per share in the second quarter of 2012 also included gains equal to $0.02 per share that resulted from favorable legal settlements.
“Our very strong organic revenue growth of 13.1% for parts and services revenue was driven by improvements across both our segments. We were particularly pleased to see our North American operations report a robust 7.3% parts and services growth, while organic growth in our European operations accelerated to 37.8%,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation. “Our 24% revenue growth translated into growth in EPS of 30% (after adjusting for acquisition related items, our refinancing costs and favorable legal settlements last year) demonstrating the leverage we are achieving with our revenue growth,” continued Mr. Wagman.
On a six month year-to-date basis, revenue was $2.45 billion, an increase of 20.1% from $2.04 billion for the comparable period of 2012. Net income for the first six months of 2013 was $160 million, as compared to $145 million for the first half of 2012. Diluted earnings per share was $0.53 for the first six months of 2013, as compared to $0.48 for the comparable period of 2012.
Total organic revenue growth on a six month year-to-date basis was 9.5%. Parts and services revenue grew organically by 11.3%. Acquisition revenue growth on a six month year-to-date basis was 11.0%.

Balance Sheet and Liquidity

As of June 30, 2013, LKQ's balance sheet reflected cash and equivalents of $162 million and outstanding debt of $1.38 billion, including obligations outstanding under the Company's credit facility of $633 million ($450 million of term loans and $183 million of revolver borrowings) and senior notes of $600 million. Total availability under the credit facility at June 30, 2013 was $1.11 billion.
"Our available credit plus our reported cash balances totaled $1.3 billion at June 30, 2013. The solid cash flow from our existing operations combined with the flexibility of our balance sheet resulting from our May refinancing transactions has positioned the Company well for executing our acquisition and development strategy," stated John S. Quinn, Executive Vice President and Chief Financial Officer of LKQ Corporation.

Other Events

On May 1, 2013, the Company completed its acquisition of Sator Beheer (“Sator”). Sator is the market leading distributor of automotive aftermarket parts in the Netherlands, Belgium, Luxembourg and Northern France.

On May 3, 2013, the Company amended its credit facility to increase the aggregate amount available thereunder from $1.4 billion to $1.8 billion ($1.35 billion under the revolving credit facility and $450 million of term loan availability). The amended facility matures in May 2018.

On May 9, 2013, the Company completed an offering of $600 million aggregate principal amount of 4.75% senior notes due 2023. The proceeds from the offering were used to repay revolver borrowings under our credit facility, including amounts borrowed to finance the acquisition of Sator, to pay related fees and expenses and for general corporate purposes.

In addition to the acquisition of Sator, during the second quarter of 2013, the Company acquired an aftermarket radiator distributor with locations in Ohio, California and Florida; an aftermarket radiator distributor with locations in South Carolina and Florida; a distributor of automotive cooling parts and radiators in Georgia; a self service salvage yard in Illinois; a wholesale salvage yard in Ontario, Canada; and wholesale salvage yards in West Virginia and Pennsylvania.

Company Outlook
The Company updated its guidance for 2013.

	Updated Guidance	Prior Guidance
Organic revenue growth	8.5% to 10.5%	6.5% to 8.5%
Net income	$313 million to $333 million	$305 million to $330 million
Diluted EPS	$1.03 to $1.10	$1.00 to $1.09
Cash flow provided from operations	Approximately $300 million	Approximately $300 million
Capital expenditures	$100 million to $115 million	$100 million to $115 million

Guidance for 2013 is based on current conditions and excludes the impact of restructuring and acquisition related expenses, losses on debt extinguishment, and gains or losses (including changes in fair value of contingent consideration liabilities) and capital spending related to acquisitions or divestitures. Organic revenue guidance refers only to parts and services revenue.

On August 17, 2012, the Company announced a two-for-one split of the Company's common stock. The common stock began trading on a split-adjusted basis on September 19, 2012. All per share information in this release is presented on a split-adjusted basis.

Quarterly Conference Call

LKQ will host a conference call and Webcast on August 1, 2013 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) with members of senior management to discuss the Company's results.

To access the investor conference call, please dial (877) 705-6008. International access to the call may be obtained by dialing (201) 689-8481. The audio webcast can be accessed via the Company's website at www.lkqcorp.com in the Investor Relations section.

A replay of the conference call will be available by telephone at (877) 660-6853 or (201) 612-7415 for international calls. The telephone replay will require you to enter conference ID: 417180 #. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through September 1, 2013. Please allow approximately two hours after the live presentation before attempting to access the replay.

About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is the largest nationwide provider of alternative collision replacement parts and a leading provider of recycled engines and transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, the Benelux, France, Canada, Mexico and Central America. LKQ operates more than 500 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Forward Looking Statements

The statements in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.

These factors include:

•	uncertainty as to changes in North American and European general economic activity and the impact of these changes on the demand for our products and our ability to obtain financing for operations;

•	fluctuations in the pricing of new original equipment manufacturer ("OEM") replacement products;

•	the availability and cost of our inventory;

•	variations in the number of vehicles sold, vehicle accident rates, miles driven and the age profile of vehicles in accidents;

•	changes in state or federal laws or regulations affecting our business;

•	changes in the types of replacement parts that insurance carriers will accept in the repair process;

•	inaccuracies in the data relating to industry size published by independent sources upon which we rely;

•	changes in the level of acceptance and promotion of alternative automotive parts by insurance companies and auto repairers;

•	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•	increasing competition in the automotive parts industry;

•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•	our ability to operate within the limitations imposed by financing agreements;

•	declines in the values of our assets;

•	fluctuations in fuel and other commodity prices;

•	fluctuations in the prices of scrap metal and other metals;

•	our ability to develop and implement the operational and financial systems needed to manage our operations;

•	our ability to identify sufficient acquisition candidates at reasonable prices to maintain our growth objectives;

•	our ability to integrate, realize expected synergies and successfully operate acquired companies and any companies acquired in the future and the risks associated with these companies;

•	claims by OEMs or others that attempt to restrict or eliminate the sale of alternative automotive products;

•	termination of business relationships with insurance companies that promote the use of our products;

•	product liability claims by the end users of our products or claims by other parties who we have promised to indemnify for product liability matters;

•	currency fluctuations in the U.S. dollar versus other currencies and currency fluctuations in the pound sterling and euro versus other currencies;

•	periodic adjustments to estimated contingent purchase price amounts;

•	instability in regions in which we operate that can affect our supply of certain products;

•	interruptions, outages or breaches of our operational systems, security systems, or infrastructure as a result of attacks on, or malfunctions of, our systems; and

•	other risks that are described in our Form 10-K filed March 1, 2013 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Joseph P. Boutross-Director, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Income
( In thousands, except per share data )

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue	$1,251,748	$1,006,531	$2,447,745	$2,038,308
Cost of goods sold (1)	741,875	584,600	1,435,923	1,168,994
Gross margin	509,873	421,931	1,011,822	869,314
Facility and warehouse expenses	102,885	82,192	203,131	167,300
Distribution expenses	106,583	91,926	210,440	183,739
Selling, general and administrative expenses	146,012	121,698	283,068	243,412
Restructuring and acquisition related expenses	3,680	2,195	5,185	2,442
Depreciation and amortization	19,335	15,353	37,032	30,246
Operating income	131,378	108,567	272,966	242,175
Other expense (income):
Interest expense, net	12,492	7,356	21,087	14,723
Loss on debt extinguishment	2,795	—	2,795	—
Change in fair value of contingent consideration liabilities	230	1,240	1,053	(105)
Other income, net	(577)	(1,228)	(175)	(1,739)
Total other expense, net	14,940	7,368	24,760	12,879
Income before provision for income taxes	116,438	101,199	248,206	229,296
Provision for income taxes	40,716	37,201	87,892	84,307
Net income	$75,722	$63,998	$160,314	$144,989
Earnings per share:
Basic	$0.25	$0.22	$0.54	$0.49
Diluted	$0.25	$0.21	$0.53	$0.48
Weighted average common shares outstanding:
Basic	299,159	295,290	298,690	294,784
Diluted	303,657	300,152	303,295	299,746

(1)
Cost of goods sold for the three and six months ended June 30, 2012 included gains of $8.4 million and $16.7 million, respectively, resulting from certain settlements of a class action lawsuit against several of our suppliers.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
(In thousands, except share and per share data)

	June 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and equivalents	$161,590	$59,770
Receivables, net	413,215	311,808
Inventory	972,926	900,803
Deferred income taxes	53,328	53,485
Prepaid income taxes	11,885	29,537
Prepaid expenses and other current assets	45,546	28,948
Total Current Assets	1,658,490	1,384,351
Property and Equipment, net	515,353	494,379
Intangibles	1,974,899	1,796,999
Other Assets	69,573	47,727
Total Assets	$4,218,315	$3,723,456
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$263,565	$219,335
Accrued expenses	163,855	134,822
Income taxes payable	9,756	2,748
Contingent consideration liabilities	44,584	42,255
Other current liabilities	12,388	17,068
Current portion of long-term obligations	64,962	71,716
Total Current Liabilities	559,110	487,944
Long-Term Obligations, Excluding Current Portion	1,311,519	1,046,762
Deferred Income Taxes	118,044	102,275
Contingent Consideration Liabilities	4,889	47,754
Other Noncurrent Liabilities	87,100	74,627
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 1,000,000,000 and 500,000,000 shares authorized, 299,798,228 and 297,810,896 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	2,998	2,978
Additional paid-in capital	982,386	950,338
Retained earnings	1,170,333	1,010,019
Accumulated other comprehensive (loss) income	(18,064)	759
Total Stockholders’ Equity	2,137,653	1,964,094
Total Liabilities and Stockholders’ Equity	$4,218,315	$3,723,456

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Six Months Ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$160,314	$144,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,711	33,446
Stock-based compensation expense	10,562	7,978
Excess tax benefit from stock-based payments	(10,902)	(7,219)
Other	6,126	1,369
Changes in operating assets and liabilities, net of effects from acquisitions:
Receivables	(50,320)	(22,662)
Inventory	(6,227)	(30,763)
Prepaid income taxes/income taxes payable	34,521	13,728
Accounts payable	14,361	3,802
Other operating assets and liabilities	11,344	(23,656)
Net cash provided by operating activities	209,490	121,012
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(40,151)	(41,615)
Proceeds from sales of property and equipment	1,251	472
Cash used in acquisitions, net of cash acquired	(308,579)	(120,315)
Net cash used in investing activities	(347,479)	(161,458)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	10,604	10,112
Excess tax benefit from stock-based payments	10,902	7,219
Debt issuance costs	(16,521)	—
Net borrowings of long-term obligations	236,167	34,130
Net cash provided by financing activities	241,152	51,461
Effect of exchange rate changes on cash and equivalents	(1,343)	91
Net increase in cash and equivalents	101,820	11,106
Cash and equivalents, beginning of period	59,770	48,247
Cash and equivalents, end of period	$161,590	$59,353

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( In thousands, except per share data )

	Three Months Ended June 30,
Operating Highlights	2013		2012
		% of Revenue		% of Revenue	Change	% Change
Revenue	$1,251,748	100.0%	$1,006,531	100.0%	$245,217	24.4%
Cost of goods sold (1)	741,875	59.3%	584,600	58.1%	157,275	26.9%
Gross margin	509,873	40.7%	421,931	41.9%	87,942	20.8%
Facility and warehouse expenses	102,885	8.2%	82,192	8.2%	20,693	25.2%
Distribution expenses	106,583	8.5%	91,926	9.1%	14,657	15.9%
Selling, general and administrative expenses	146,012	11.7%	121,698	12.1%	24,314	20.0%
Restructuring and acquisition related expenses	3,680	0.3%	2,195	0.2%	1,485	67.7%
Depreciation and amortization	19,335	1.5%	15,353	1.5%	3,982	25.9%
Operating income	131,378	10.5%	108,567	10.8%	22,811	21.0%
Other expense (income):
Interest expense, net	12,492	1.0%	7,356	0.7%	5,136	69.8%
Loss on debt extinguishment	2,795	0.2%	—	0.0%	2,795	n/m
Change in fair value of contingent consideration liabilities	230	0.0%	1,240	0.1%	(1,010)	-81.5%
Other income, net	(577)	0.0%	(1,228)	-0.1%	651	53.0%
Total other expense, net	14,940	1.2%	7,368	0.7%	7,572	102.8%
Income before provision for income taxes	116,438	9.3%	101,199	10.1%	15,239	15.1%
Provision for income taxes	40,716	3.3%	37,201	3.7%	3,515	9.4%
Net income	$75,722	6.0%	$63,998	6.4%	$11,724	18.3%
Earnings per share:
Basic	$0.25		$0.22		$0.03	13.6%
Diluted	$0.25		$0.21		$0.04	19.0%
Weighted average common shares outstanding:
Basic	299,159		295,290		3,869	1.3%
Diluted	303,657		300,152		3,505	1.2%

(1)	Cost of goods sold for the three months ended June 30, 2012 included a gain of $8.4 million resulting from a settlement of a class action lawsuit against several of our suppliers.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( In thousands, except per share data )

	Six Months Ended June 30,
Operating Highlights	2013		2012
		% of Revenue		% of Revenue	Change	% Change
Revenue	$2,447,745	100.0%	$2,038,308	100.0%	$409,437	20.1%
Cost of goods sold (1)	1,435,923	58.7%	1,168,994	57.4%	266,929	22.8%
Gross margin	1,011,822	41.3%	869,314	42.6%	142,508	16.4%
Facility and warehouse expenses	203,131	8.3%	167,300	8.2%	35,831	21.4%
Distribution expenses	210,440	8.6%	183,739	9.0%	26,701	14.5%
Selling, general and administrative expenses	283,068	11.6%	243,412	11.9%	39,656	16.3%
Restructuring and acquisition related expenses	5,185	0.2%	2,442	0.1%	2,743	112.3%
Depreciation and amortization	37,032	1.5%	30,246	1.5%	6,786	22.4%
Operating income	272,966	11.2%	242,175	11.9%	30,791	12.7%
Other expense (income):
Interest expense, net	21,087	0.9%	14,723	0.7%	6,364	43.2%
Loss on debt extinguishment	2,795	0.1%	—	0.0%	2,795	n/m
Change in fair value of contingent consideration liabilities	1,053	0.0%	(105)	0.0%	1,158	n/m
Other income, net	(175)	0.0%	(1,739)	-0.1%	1,564	89.9%
Total other expense, net	24,760	1.0%	12,879	0.6%	11,881	92.3%
Income before provision for income taxes	248,206	10.1%	229,296	11.2%	18,910	8.2%
Provision for income taxes	87,892	3.6%	84,307	4.1%	3,585	4.3%
Net income	$160,314	6.5%	$144,989	7.1%	$15,325	10.6%
Earnings per share:
Basic	$0.54		$0.49		$0.05	10.2%
Diluted	$0.53		$0.48		$0.05	10.4%
Weighted average common shares outstanding:
Basic	298,690		294,784		3,906	1.3%
Diluted	303,295		299,746		3,549	1.2%

(1)	Cost of goods sold for the six months ended June 30, 2012 included gains of $16.7 million resulting from certain settlements of a class action lawsuit against several of our suppliers.

The following unaudited table reconciles net income to EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands)
Net income	$75,722	$63,998	$160,314	$144,989
Depreciation and amortization	20,671	17,189	39,711	33,446
Interest expense, net	12,492	7,356	21,087	14,723
Loss on debt extinguishment (1)	2,795	—	2,795	—
Provision for income taxes	40,716	37,201	87,892	84,307
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$152,396	$125,744	$311,799	$277,465
EBITDA as a percentage of revenue	12.2%	12.5%	12.7%	13.6%

(1)	Loss on debt extinguishment is considered a component of interest in calculating EBITDA, as the write-off of debt issuance costs is similar to the treatment of debt issuance cost amortization.

We provide a reconciliation of Net Income to EBITDA as we believe it offers investors, securities analysts and other interested parties useful information regarding our results of operations because it assists in analyzing our performance and the value of our business. EBITDA provides insight into our profitability trends, and allows management and investors to analyze our operating results with and without the impact of depreciation, amortization, interest and income tax expense. We believe EBITDA is used by securities analysts, investors, and other interested parties in evaluating companies, many of which present EBITDA when reporting their results. EBITDA should not be construed as an alternative to operating income, net income or net cash provided by (used in) operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report EBITDA information calculate EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited tables compare certain revenue categories:

	Three Months Ended
	June 30,
	2013	2012	Change	% Change
	(In thousands)
Included in Unaudited Consolidated Condensed
Statements of Income of LKQ Corporation
North America	$796,574	$706,515	$90,059	12.7%
Europe	297,388	165,066	132,322	80.2%
Parts and services	1,093,962	871,581	222,381	25.5%
Other	157,786	134,950	22,836	16.9%
Total	$1,251,748	$1,006,531	$245,217	24.4%

Revenue changes by category for the three months ended June 30, 2013 vs. 2012:

	Revenue Change Attributable to:
	Acquisition	Organic	Foreign Exchange	% Change
North America	5.5%	7.3%	(0.1)%	12.7%
Europe	45.3%	37.8%	(2.9)%	80.2%
Parts and services	13.0%	13.1%	(0.6)%	25.5%
Other	21.0%	(4.1)%	0.0%	16.9%
Total	14.1%	10.8%	(0.5)%	24.4%

	Six Months Ended
	June 30,
	2013	2012	Change	% Change
	(In thousands)
Included in Unaudited Consolidated Condensed
Statements of Income of LKQ Corporation
North America	$1,606,831	$1,437,317	$169,514	11.8%
Europe	509,523	325,312	184,211	56.6%
Parts and services	2,116,354	1,762,629	353,725	20.1%
Other	331,391	275,679	55,712	20.2%
Total	$2,447,745	$2,038,308	$409,437	20.1%

Revenue changes by category for the six months ended June 30, 2013 vs. 2012:

	Revenue Change Attributable to:
	Acquisition	Organic	Foreign Exchange	% Change
North America	5.9%	6.0%	(0.1)%	11.8%
Europe	23.8%	35.0%	(2.2)%	56.6%
Parts and services	9.2%	11.3%	(0.5)%	20.1%
Other	22.7%	(2.5)%	0.0%	20.2%
Total	11.0%	9.5%	(0.4)%	20.1%

The following unaudited table compares our revenue and EBITDA by reportable segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands)
Revenue
North America	$953,918	$841,335	$1,937,306	$1,712,419
Europe	297,830	165,196	510,439	325,889
Total revenue	$1,251,748	$1,006,531	$2,447,745	$2,038,308
EBITDA
North America (1)	$118,632	$109,687	$253,967	$241,875
Europe (2) (3)	33,764	16,057	57,832	35,590
Total EBITDA	$152,396	$125,744	$311,799	$277,465

(1)
For the three and six months ended June 30, 2012, North America EBITDA included gains of $8.4 million and $16.7 million, respectively, resulting from certain settlements of a class action lawsuit against several of our suppliers.

(2)
Included within EBITDA of our European segment are losses of $1.2 million during each of the three month periods ended June 30, 2013 and 2012 for the change in fair value of contingent consideration liabilities, primarily related to our 2011 Euro Car Parts acquisition. During the six month periods ended June 30, 2013 and 2012, our European segment recognized a loss of $1.9 million and a gain of $0.2 million, respectively, related to the remeasurement of these contingent consideration liabilities.

(3)
For the three and six months ended June 30, 2013, Europe EBITDA included restructuring and acquisition related expenses of $2.8 million and $3.7 million, respectively, related primarily to the acquisition of Sator Beheer.